Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Results for Three Months Ended December 31, 2011

LOS ANGELES, CA (March 16, 2012) – Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced its results for the three months ended December 31, 2011.

Rentech Nitrogen Partners, L.P. (Rentech Nitrogen), located in East Dubuque, IL, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate (UAN) and liquid and granular urea in the Mid Corn Belt region of the United States.

For the three months ended December 31, 2011, Rentech Nitrogen generated net income of $10.5 million, which included $10.3 million of loss on extinguishment of debt. This compares to net income of $4.3 million for the three months ended December 31, 2010, which included $4.6 million of loss on extinguishment of debt.

Rentech Nitrogen generated net income subsequent to its initial public offering (November 9, 2011 through December 31, 2011) of $11.3 million or $0.30 per common unit. Excluding loss on extinguishment of debt, net income for the same period was $21.6 million or $0.56 per common unit. Further explanation of net income excluding non-recurring items, a non-GAAP financial measure, and a reconciliation of consolidated net income excluding non-recurring items to net income have been included below in this press release.

During the three months ended December 31, 2011, Rentech Nitrogen generated operating income of $22.6 million as compared to $14.6 million during the comparable period in the prior year. Rentech Nitrogen generated $25.9 million of EBITDA for the three months ended December 31, 2011, as compared to $17.2 million in the comparable period in the prior year. Further explanation of EBITDA, a non-GAAP financial measure, and a reconciliation of Rentech Nitrogen’s EBITDA to operating income have been included below in this press release.

Rentech Nitrogen completed a scheduled bi-annual plant turnaround in the fall of 2011 which included approximately 15.5 days of plant downtime in October 2011. This reduced EBITDA during the three months ended December 31, 2011, due to lost production and $3.0 million in turnaround expenses.

Commenting on the results for the period, D. Hunt Ramsbottom, CEO of Rentech Nitrogen, stated, “Rentech Nitrogen reported exceptional results which benefitted from strong product pricing. We continue to see robust fundamentals driving nitrogen demand, especially in our core market of the Mid Corn Belt region. We expect natural gas prices to remain at low levels which will continue to positively impact product margins.” Mr. Ramsbottom added, “We implemented several production efficiency-related improvements at the plant during the last bi-annual turnaround, which resulted in record production rates and lower natural gas usage. We are focused on maximizing margins and maintaining high on-stream times at the plant.”

Rentech Nitrogen produced 63,000 tons of ammonia during the three months ended December 31, 2011, of which 30,000 tons were available for sale as ammonia, 28,000 tons were upgraded into UAN and 5,000 tons were upgraded into other nitrogen products. In the comparable period in the prior year, Rentech Nitrogen produced 75,000 tons of ammonia, of which 34,000 tons were available for sale as ammonia, 35,000 tons were upgraded into UAN and 6,000 tons were upgraded into other nitrogen products. Production figures are rounded to the nearest thousand.

On-stream factors during the period were 83.7% for the ammonia synthesis loop and 84.8% for the UAN conversion facility. On-stream rates reflect downtime related to the scheduled bi-annual plant turnaround.

During the three months ended December 31, 2011, Rentech Nitrogen’s average prices for ammonia and UAN, its primary products, were $684 per ton and $307 per ton, respectively, compared to $512 per ton and $193 per ton, respectively, for the comparable period in the prior year.

Rentech Nitrogen delivered 55,000 tons of ammonia, 65,000 tons of UAN and 10,000 tons of other nitrogen products during the three months ended December 31, 2011 as compared to 44,000 tons of ammonia, 79,000 tons of UAN and 10,000 tons of other nitrogen products during the comparable period in the prior year. Delivered tons are rounded to the nearest thousand.

Revenues for the three months ended December 31, 2011 were $63.0 million, as compared to $43.0 million for the comparable period in the prior year. Current period revenues benefitted from higher sales prices caused by a combination of low levels of grain and fertilizer inventories and expectations of higher corn acreage in 2012.

Gross profit margin on product shipments was 46% for the period, up from 38% for the comparable period in the prior year. The increase was primarily due to higher sales prices, partially offset by lower margins received on the sale of approximately 12,000 tons of purchased ammonia sold at a profit margin lower than that for manufactured product, and higher natural gas costs included in cost of sales for delivered product.

In the three months ended December 31, 2011, $10.3 million was recorded as loss on debt extinguishment as compared to $4.6 million recorded in the comparable period in the prior year.

Company Outlook

The Company provided the following summary of progress against the forecast that was contained in its prospectus dated November 3, 2011:

	September 30,	September 30,	September 30,
	Prospectus Forecast for 12 Months Ending 9/30/12[1]	Locked-in and/or Delivered (as of 1/31/12)	Average Required to Meet Forecast
Average Price per ton:
Ammonia	$663	$701	$588
UAN	$328	$342	$313
Natural Gas in Cost of Sales Consumed (million MMBtus)	10.4	8.8

Average Cost per MMBtu	$4.95	$4.37	$8.06
Tons Sold:
Ammonia	140,534	93,472 or 67%
UAN	273,806	142,117 or 52%
Total Revenue		Ammonia: 70%
($ in million)	$203.8	UAN: 54%
Adjusted EBITDA[2]
($ in million)	$96.9
Cash Available for Distribution (excludes interest expense)	$2.34

[1]

The forecast for the 12 months ending September 30, 2012 reflects costs and lost profits of scheduled downtime for the bi-annual turnaround during October 2011. Forecast is as presented in the Rentech Nitrogen Partners, L.P. prospectus dated November 3, 2011.

[2]	A reconciliation of forecasted Cash Available for Distribution and Adjusted EBITDA is available in the Rentech Nitrogen Partners, L.P. prospectus dated November 3, 2011.

The Company has secured 84% of the natural gas required for product forecasted to be delivered during the twelve months ending September 30, 2012. The Company has entered into gas purchase commitments for approximately 3.5 million MMBtus in excess of its needs to produce product sold under pre-paid sales contracts at an average price of $3.19, excluding transportation costs. Over half of these forward natural gas commitments were purchased below $2.90 per MMBtu.

Rentech Nitrogen has secured strong product pricing in its spring forward sales book. The Company believes it properly gauged the market and sold a significant portion of its spring book during the September/October window last year when pricing for spring deliveries was at a premium. The Company sold limited additional tonnage in late December through February when product prices were softer. The premium pricing Rentech Nitrogen captured is reflected in the average pre-sold product prices for spring delivery, of $741 per ton for ammonia and $386 per ton for UAN, which are well above prices offered during last December through February. Product prices have strengthened recently, and the Company anticipates further nitrogen price appreciation as the spring season develops. Rentech Nitrogen sees factors such as record forecasted planted acres and high corn prices as positive indicators to support its view.

Expansion Projects

Ammonia Capacity Expansion: The expansion project currently underway at the Company’s plant remains within budget and on schedule, to be completed by the end of 2013. The expansion project is designed to increase ammonia production capacity by approximately 23%, or 70,000 tons annually, and includes the addition of a 20,000 ton ammonia storage tank. The expansion will bring Rentech Nitrogen’s annual ammonia production capacity to approximately 370,000 tons, and will increase on-site ammonia storage capacity to 60,000 tons. Rentech Nitrogen also has access to 15,000 tons of leased ammonia storage in Niota, IL. The additional ammonia production is expected to be sold primarily as ammonia, but could also be available for upgrade to other products. Rentech Nitrogen continues to expect the expansion project to generate a return of greater than 20%, given current expectations for pricing of products and costs of natural gas.

In February 2012, Rentech Nitrogen secured a $100 million multiple draw term loan (Capital Expenditures Facility) to finance the entire projected cost of the ammonia production and storage capacity expansion. GE Capital served as administrative agent and GE Capital Markets served as sole lead arranger and book-runner on the financing which also included a $35 million working capital credit facility (Working Capital Facility). Simultaneously with the closing of the Capital Expenditures Facility and the Working Capital Facility, Rentech Nitrogen Partners terminated the bridge loan facility provided by Rentech, Inc., which was put in place in December 2011 to continue the expansion project while the Capital Expenditures Facility was being negotiated and finalized. The Company has drawn approximately $8.5 million on the Capital Expenditures Facility to repay the outstanding principal under the bridge loan facility and to pay fees associated with the new credit facility.

Urea Expansion and Diesel Exhaust Fluid Build-Out (DEF): The expansion project to increase urea production capacity by approximately 13%, or 17,500 tons annually, remains within budget and on schedule, to be completed by the end of 2012. The additional urea could be marketed as liquid urea or upgraded into UAN, both of which typically sell at a premium to ammonia per unit of nitrogen. As a part of this project, mixing, storage and load-out equipment will be installed that would enable the production and sale of DEF from urea produced at the facility. The project is expected to generate a return of greater than 20%, given current expectations for pricing of products and costs of natural gas.

The plant has begun a new scoping study to evaluate the possibility of increasing product upgrading capacity at the facility.

Change in Fiscal Year

Rentech Nitrogen previously announced that the Board of Directors has approved a change of the Company’s fiscal year end to December 31st from September 30th. With this change, Rentech Nitrogen’s 2012 fiscal year began on January 1, 2012 and will end on December 31, 2012.

Conference Call with Management

The Company will hold a conference call on Friday, March 16, 2012 at 10:00 a.m. PST, during which time senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-920-6941 or 212-231-2900. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on March 16 through 12:00 p.m. PST on March 23. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21575040.

RENTECH NITROGEN PARTNERS, L.P.

STATEMENTS OF OPERATIONS

(Stated in thousands, except per unit data)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Total Revenues	$63,014	$42,962

Cost of Sales	37,460	26,835

Gross Profit	25,554	16,127

Operating Expenses	2,906	1,543

Operating Profit	22,648	14,584

Interest Income	14	13
Interest Expense	(1,947)	(2,912)
Loss on Debt Extinguishment	(10,263)	(4,593)
Other Income, Net	3	4

Total Other Expenses	(12,193)	(7,488)

Income before income taxes	10,455	7,096

Income tax expense	—	2,772

Net Income	$10,455	$4,324

Net Income Subsequent to Initial Public Offering (November 9, 2011 through December 31, 2011)	$11,331

Net Income per Common Unit – Basic	$0.30
Net Income per Common Unit – Diluted	$0.30
Weighted Average Units:
Basic	38,250
Diluted	38,255

RENTECH NITROGEN PARTNERS, L.P.

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010
Nitrogen Fertilizer Key Operating Statistics for Primary Products:

Delivered Tons (in thousands)
Ammonia	55	44
UAN	65	79

Average Price per Delivered Ton
Ammonia	$684	$512
UAN	$307	$193

Natural Gas
Natural Gas Used in Production (Million MMBtu)	2.3	2.8
Average Natural Gas Cost per MMBtu	$4.71	$4.82

On Stream Rates:
Ammonia Synthesis Loop	83.7%	100.0%
UAN Conversion Facility	84.8%	100.0%

Disclosure Regarding Non-GAAP Financial Measures

To supplement Rentech Nitrogen’s financial information presented in accordance with GAAP, management uses EBITDA, an additional measure that is known as a “non-GAAP financial measure,” in its evaluation of past performance.

Management believes that the presentation of such additional financial measure provides useful information to investors regarding Rentech Nitrogen’s performance and results of operations because this measure, when used in conjunction with related GAAP financial measures, provides investors with additional information about Rentech Nitrogen’s core operating performance and the financial analytical framework upon which management bases financial, operational and planning decisions.

Net income excluding non-recurring items is a presentation of net income attributable to Rentech Nitrogen adjusted for non-recurring items, such as loss on extinguishment of debt.

EBITDA is a presentation of earnings before interest, taxes, depreciation and amortization. Note that the majority of Rentech Nitrogen’s depreciation expense is booked to cost of sales. Management believes that EBITDA can be a useful indicator of the fundamental operating performance of Rentech Nitrogen’s business and fertilizer production facility. Management believes that EBITDA can help investors evaluate Rentech Nitrogen’s operating performance by eliminating the effects of depreciation and amortization, which are non-cash expenses, and of interest and taxes, which are non-operating expenses. Management believes that its investors may use EBITDA as a measure of the operating performance of Rentech Nitrogen.

Rentech Nitrogen recommends that investors carefully: review the GAAP financial information (including its Statements of Cash Flows) included as part of its Annual Report on Form 10-K, and its earnings release; compare GAAP financial information with the non-GAAP financial measures disclosed in its earnings release and investor call; and read the reconciliation below.

Calculation of Net Income Excluding Non-Recurring Items (Stated in thousands, except per unit data)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Net Income	$10,455	$4,324
Loss on Debt Extinguishment	10,263	4,593

Net Income Excluding Non-Recurring Items	$20,718	$8,917

Net Income Subsequent to Initial Public Offering (IPO)	$11,331
Loss on Debt Extinguishment	10,263

Net Income Subsequent to IPO Excluding Non-Recurring Items	$21,594

Net Income per Unit	$0.30
Loss on Debt Extinguishment per Unit	0.26

Net Income per Unit Excluding Non-Recurring Items	$0.56

Rentech Nitrogen EBITDA Reconciliation (Stated in thousands)

	September 30,	September 30,
	For the Three Months
	Ended December 31,
	2011	2010

Operating Income	$22,648	$14,584
Depreciation and Amortization	3,287	2,601

EBITDA	$25,935	$17,185

Source: Rentech Nitrogen Partners, L.P.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, its operating subsidiary. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: our forecasted cash available for distribution and EBITDA for the twelve months ending September 30, 2012 (please see pages 69-76 of the Rentech Nitrogen prospectus dated November 3, 2011 as filed pursuant to Rule 424(b)(4) with the Securities and Exchange Commission on November 7, 2011 for further details on the cash forecast); the outlook for our nitrogen fertilizer businesses during the twelve months ending September 30, 2012; and the costs and projected performance of our expansion projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net